Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

DT House Limited:

We hereby consent to the inclusion in the foregoing Registration Statement on Form F-1 dated on January 20, 2026 of DT House Limited and its subsidiaries (collectively the “Company”) of our report dated on January 20, 2026, relating to our audits of the consolidated financial statements of the Company as of and for the years ended September 30, 2025 and 2024, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

January 20, 2026